REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF SALOMON INC:

We have audited the accompanying consolidated statement of financial condition of Salomon Inc (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salomon Inc and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

NEW YORK, NEW YORK
MARCH 13, 1997

                         SALOMON INC AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF INCOME


Dollars in millions, except per share amounts
Year Ended December 31,                                                         1996       1995       1994
-----------------------------------------------------------------------------------------------------------
Revenues:
        Interest and dividends                                               $ 5,748    $ 7,021    $ 5,902
        Principal transactions                                                 1,990      1,077       (560)
        Investment banking                                                       853        472        486
        Commissions                                                              326        332        336
        Other                                                                    129         51         30
-----------------------------------------------------------------------------------------------------------
        Total revenues                                                         9,046      8,953      6,194
        Interest expense                                                       4,679      5,754      4,873
-----------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                                              4,367      3,199      1,321
-----------------------------------------------------------------------------------------------------------
Noninterest expenses:
        Compensation and employee-related                                      2,039      1,710      1,455
        Technology                                                               206        215        221
        Professional services and business development                           189        172        160
        Occupancy                                                                168        170        162
        Clearing and exchange fees                                                74         63         70
        Other                                                                     81         70        102
-----------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                     2,757      2,400      2,170
-----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                   1,610        799       (849)
Income tax expense (benefit)                                                     628        286       (439)
-----------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                         982        513       (410)
-----------------------------------------------------------------------------------------------------------
Discontinued operations (Note 2):
        Income (loss), net of tax expense (benefit) of $(48), $(35) and $7       (75)       (56)        11
        Loss on disposal of Basis Petroleum, net of tax benefit of $215         (290)         -          -
-----------------------------------------------------------------------------------------------------------
Net income (loss)                                                            $   617    $   457    $  (399)
===========================================================================================================
Primary earnings (loss) per common share:
        Continuing operations                                                $  8.59    $  4.17    $ (4.41)
        Net income (loss)                                                    $  5.16    $  3.64    $ (4.31)
-----------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per common share:
        Continuing operations                                                $  7.85    $  3.95    $ (4.41)
        Net income (loss)                                                    $  4.84    $  3.50    $ (4.31)
===========================================================================================================

     The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Dollars in millions
December 31,                                                                       1996                 1995
--------------------------------------------------------------------------------------------------------------
Assets:

Cash and interest bearing equivalents                                           $  1,230              $  1,454

Financial instruments and contractual commitments:
        Government and government agency securities - U.S.           $ 45,123              $ 45,121
        Government and government agency securities - non-U.S.         35,189                39,843
        Corporate debt securities                                      12,415                11,150
        Equity securities                                               7,094                 3,915
        Options and contractual commitments                             6,592                 6,713
        Mortgage loans and collateralized mortgage securities           3,126                 1,959
        Other                                                           2,947                 2,248
                                                                      -------               -------
                                                                                 112,486               110,949
Commodities and related products and instruments:
        Crude oil, refined products and other physical commodities        995                 1,223
        Options and contractual commitments                               315                   372
                                                                      -------                -------
                                                                                   1,310                 1,595
Collateralized short-term financing agreements:
        Securities purchased under agreements to resell                56,536                48,422
        Securities borrowed and other                                  16,162                16,993
                                                                      -------               -------
                                                                                  72,698                65,415
Receivables:
        Customers                                                       2,642                 2,668
        Brokers, dealers and clearing organizations                     1,801                 1,205
        Other                                                             675                   599
                                                                      -------               -------
                                                                                   5,118                 4,472

Assets securing collateralized mortgage obligations                                  394                 2,431

Property, plant and equipment, net of accumulated depreciation
        and amortization of $556 in 1996 and $669 in 1995                            521                 1,343

Net realizable value of discontinued operations (Note 2)                             490                     -
Other assets, including intangibles                                                  634                   769
--------------------------------------------------------------------------------------------------------------
Total assets                                                                    $194,881              $188,428
==============================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                                                                                    1996                 1995
--------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Collateralized short-term financing agreements:
        Securities sold under agreements to repurchase                $ 77,632              $ 91,813
        Securities loaned                                                1,495                 1,040
                                                                      --------              --------
                                                                                 $ 79,127              $ 92,853
Short-term borrowings                                                               6,817                 8,304

Financial and commodities-related instruments sold,
  not yet purchased, and contractual commitments:
        Government and government agency securities - U.S.              34,311                21,132
        Government and government agency securities - non-U.S.          31,699                21,994
        Financial options and contractual commitments                    9,391                 8,858
        Equity securities                                                5,840                 3,489
        Corporate debt securities and other                              1,942                 1,448
        Commodities, including options and contractual commitments         324                   607
                                                                      --------              --------
                                                                                   83,507                57,528
Payables and accrued liabilities:
        Customers and suppliers                                          2,671                 3,372
        Brokers, dealers and clearing organizations                      1,638                 4,440
        Other                                                            1,745                 1,846
                                                                      --------              --------
                                                                                    6,054                 9,658
Collateralized mortgage obligations                                                   384                 2,337
Term debt                                                                          13,370                13,045
                                                                                 --------              --------
                Total liabilities                                                 189,259               183,725
Commitments and contingencies (Notes 16, 17 and 18)
Redeemable preferred stock, Series A                                                  420                   560
Guaranteed preferred beneficial interests in
        Company subordinated debt securities (Note 9)                                 345                     -
Stockholders' equity:
        Preferred stock, Series C, D and E                                 450                   312
        Common stock, par value $1 per share
                (250,000,000 shares authorized; shares issued:
                159,341,676 in 1996 and 155,642,470 in 1995)               159                   156
        Additional paid-in capital                                         437                   296
        Retained earnings                                                5,482                 5,001
        Cumulative translation adjustments                                   6                    13
        Common stock held in treasury, at cost
                (shares: 50,292,298 in 1996 and 49,194,744 in 1995)     (1,677)               (1,635)
                                                                      --------              --------
                Total stockholders' equity                                          4,857                 4,143
---------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                       $194,881              $188,428
===============================================================================================================

                          SALOMON INC AND SUBSIDIARIES

                 SUMMARY OF OPTIONS AND CONTRACTUAL COMMITMENTS

                                                                       1996                           1995
                                                         -------------------------------  ------------------------------
                                                                      CURRENT MARKET OR               CURRENT MARKET OR
                                                                         FAIR VALUE                       FAIR VALUE
Dollars in billions                                      NOTIONAL    -------------------  NOTIONAL   -------------------
December 31,                                              AMOUNTS    ASSETS  LIABILITIES   AMOUNTS   ASSETS  LIABILITIES
------------------------------------------------------------------------------------------------------------------------
Exchange-issued products:
        Futures contracts*                               $  525.3      $  -         $  -  $  570.5     $  -         $  -
        Other exchange-issued products:
                Equity contracts                             12.9        .1           .2      16.8       .5           .3
                Fixed income contracts                       59.0         -            -      44.5       .2            -
                Commodities-related contracts                 4.9         -            -       4.3        -            -
------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                              602.1        .1           .2     636.1       .7           .3
------------------------------------------------------------------------------------------------------------------------
Over-the-counter ("OTC") swaps,
  swap options, caps and floors:
        Swaps**                                             852.4                            555.5
        Swap options written                                  9.7                              5.2
        Swap options purchased                               23.3                             20.4
        Caps and floors                                     114.4                            100.8
------------------------------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps and floors              999.8       4.2          6.5     681.9      4.3          6.5
------------------------------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and options:
        Forward currency contracts**                         68.3        .5           .5      57.4       .3           .4
        Options written                                      31.6         -           .2      21.0        -           .6
        Options purchased                                    32.9        .4            -      20.2       .3            -
------------------------------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts and options            132.8        .9           .7      98.6       .6          1.0
------------------------------------------------------------------------------------------------------------------------
Other options and contractual commitments:
        Options and warrants on equities and equity
                indices***                                   45.6       1.1          1.8      24.0      1.0           .6
        Options and forward contracts on fixed-
                income securities***                        179.0        .3           .2     196.6       .1           .5
        Commodities-related contracts****                    22.0        .3           .3      21.8       .4           .3
------------------------------------------------------------------------------------------------------------------------
Total                                                    $1,981.3      $6.9         $9.7  $1,659.0     $7.1         $9.2
========================================================================================================================

* Margin on futures contracts is included in receivables from/payables to brokers, dealers and clearing organizations on the Consolidated Statement of Financial Condition.

** Includes notional values of swap agreements or forward currency contracts for non-trading activities (primarily related to the Company's fixed rate long-term debt, TRUPS and preferred stock) of $15.5 billion and $1.3 billion at December 31, 1996 and $12.8 billion and $1.9 billion at December 31, 1995, respectively.

*** The fair value of such instruments recorded as assets includes approximately $.6 billion at December 31, 1996 and $.4 billion at December 31, 1995, respectively, of OTC instruments primarily with investment grade counterparties. The remainder consists primarily of highly liquid instruments actively traded on organized exchanges.

**** A substantial majority of these OTC contracts are with investment grade counterparties.

     CONSOLIDATED CREDIT EXPOSURE, NET OF SECURITIES AND CASH COLLATERAL ON OTC SWAPS, SWAP OPTIONS, CAPS AND FLOORS AND OTC FOREIGN EXCHANGE CONTRACTS
                           AND OPTIONS, BY RISK CLASS*

NOTE: Amounts represent current exposure and do not include potential credit exposure that may result from factors that influence market risk.

                                                                                                           TRANSACTIONS
                                                                                                              WITH OVER
                                                                                                             3 YEARS TO
                                                               ALL TRANSACTIONS                                MATURITY
                             -----------------------------------------------------------------------------  -----------
                             OTHER MAJOR                           GOVERNMENTS/
Dollars in billions          DERIVATIVES                 FINANCIAL       SUPRA-                       1996
December 31, 1996                DEALERS  CORPORATES  INSTITUTIONS    NATIONALS    OTHER    TOTAL  AVERAGE        TOTAL
----------------------------------------------------------------------------------------------------------  -----------
Swaps, swap options,
  caps and floors:
        Risk classes 1 and 2        $ .5        $  -          $ .6         $  -     $  -     $1.1     $1.0         $ .8
        Risk class 3                  .9          .1            .1            -       .1      1.2       .9           .6
        Risk classes 4 and 5          .2          .2            .2            -        -       .6       .8           .3
        Risk classes 6, 7 and 8        -          .1             -            -        -       .1       .1           .1
----------------------------------------------------------------------------------------------------------  -----------
                                    $1.6        $ .4          $ .9         $  -     $ .1     $3.0     $2.8         $1.8
==========================================================================================================  ===========
Foreign exchange
  contracts and options:
        Risk classes 1 and 2        $ .5        $  -          $  -         $ .1     $  -     $ .6     $ .4         $  -
        Risk class 3                  .2           -             -            -        -       .2       .2            -
        Risk classes 4 and 5           -           -             -            -       .1       .1       .1            -
----------------------------------------------------------------------------------------------------------  -----------
                                    $ .7        $  -          $  -         $ .1     $ .1     $ .9     $ .7         $  -
==========================================================================================================  ===========

* To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade level. Risk classes six, seven and eight represent higher risk counterparties.

See Note 18 to the Consolidated Financial Statements for average values and a discussion of the market risk and credit risk associated with options and contractual commitments.

                         SALOMON INC AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                   NUMBER OF SHARES
                                                                                                                   ----------------
                                                                                             COMMON      TOTAL               COMMON
                                                     ADDITIONAL               CUMULATIVE      STOCK     STOCK-                STOCK
                                PREFERRED   COMMON      PAID-IN   RETAINED   TRANSLATION    HELD IN    HOLDERS'   COMMON    HELD IN
Amounts in millions                 STOCK    STOCK      CAPITAL   EARNINGS   ADJUSTMENTS   TREASURY     EQUITY     STOCK   TREASURY
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993         $312     $156      $   295     $5,208          $(11)   $(1,414)   $ 4,546     155.5      (44.9)
Net loss                                -        -            -       (399)            -          -       (399)        -          -
Dividends on--
        Common stock                    -        -            -        (66)            -          -        (66)        -          -
        Preferred stock*                -        -            -        (62)            -          -        (62)        -          -
Purchase of common stock
  for treasury                          -        -            -          -             -       (252)      (252)        -       (5.2)
Net change in cumulative
  translation adjustments               -        -            -          -            16          -         16         -          -
Other                                   -        -           (3)         -             -         12          9        .1         .3
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994          312      156          292      4,681             5     (1,654)     3,792     155.6      (49.8)
Net income                              -        -            -        457             -          -        457         -          -
Dividends on--
        Common stock                    -        -            -        (68)            -          -        (68)        -          -
        Preferred stock*                -        -            -        (69)            -          -        (69)        -          -
Exercise of stock options               -        -           (4)         -             -         21         17         -         .6
Net change in cumulative
   translation adjustments              -        -            -          -             8          -          8         -          -
Other                                   -        -            8          -             -         (2)         6         -          -
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995          312      156          296      5,001            13     (1,635)     4,143     155.6      (49.2)
Net income                              -        -            -        617             -          -        617         -          -
Dividends on--
        Common stock                    -        -            -        (68)            -          -        (68)        -          -
        Preferred stock*                -        -            -        (68)            -          -        (68)        -          -
Purchase of common stock
  for treasury                          -        -            -          -             -        (49)       (49)        -       (1.3)
Issuance of preferred stock,
  Series E                            250        -            -          -             -          -        250         -          -
Conversion of preferred stock,
  Series A to common stock              -        3          137          -             -          -        140        3.7         -
Redemption of preferred stock,
  Series C                           (112)       -            -          -             -          -       (112)         -         -
Exercise of stock options               -        -            -          -             -          7          7          -        .2
Net change in cumulative
  translation adjustments               -        -            -          -            (7)         -         (7)         -         -
Other                                   -        -            4          -             -          -          4          -         -
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996         $450     $159      $   437     $5,482          $  6    $(1,677)   $ 4,857      159.3     (50.3)
====================================================================================================================================

* Net of aftertax impact of related interest rate swaps that effectively convert fixed rate dividend obligations to variable rate obligations.

  The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS


Dollars in millions
Year Ended December 31,                                                                 1996        1995        1994
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income (loss) adjusted for noncash items and non-operating activities
                Net income (loss)                                                   $    617    $    457    $   (399)
                Loss on disposal of Basis Petroleum                                      290           -           -
                Deferred income tax benefit                                             (160)       (308)       (873)
                Depreciation, amortization and other                                     164         149         130
                Less: Gain on Genesis transaction and
                  the sales of TMC and limited service motels                            (89)          -           -
--------------------------------------------------------------------------------------------------------------------
                Cash items included in net income (loss)                                 822         298      (1,142)
--------------------------------------------------------------------------------------------------------------------
Net (increase) decrease in operating assets
                Financial instruments and contractual commitments                     (1,841)    (17,652)     20,671
                Commodities and related products and instruments                         (94)       (105)       (636)
                Collateralized short-term financing agreements                        (7,283)     (4,589)    (11,937)
                Receivables                                                             (718)      3,755       1,490
                Other                                                                   (115)         20         162
--------------------------------------------------------------------------------------------------------------------
                Net (increase) decrease in operating assets                          (10,051)    (18,571)      9,750
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in operating liabilities
                Collateralized short-term financing agreements                       (13,726)     20,948     (16,333)
                Short-term borrowings                                                 (1,436)      1,630      (2,978)
                Financial and commodities-related instruments sold, not yet
                  purchased, and contractual commitments                              25,996      (4,541)      5,599
                Payables and accrued liabilities                                      (2,865)        875         270
--------------------------------------------------------------------------------------------------------------------
                Net increase (decrease) in operating liabilities                       7,969      18,912     (13,442)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                   (1,260)        639      (4,834)
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
                Issuance of term debt                                                  4,708       2,797       6,500
                Issuance of guaranteed preferred beneficial interests in
                  Company subordinated debt securities                                   345           -           -
                Issuance of preferred stock, Series E                                    250           -           -
                Employee stock purchase and option plans                                   4          15          13
                Redemption of redeemable preferred stock, Series A                         -        (140)          -
                Redemption of preferred stock, Series C                                 (112)          -           -
                Term debt maturities and repurchases                                  (4,118)     (4,972)     (3,281)
                Collateralized mortgage obligations                                     (403)       (704)       (945)
                Purchase of common stock for treasury                                    (49)         (2)       (252)
                Dividends                                                               (136)       (137)       (128)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                      489      (3,143)      1,907
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
                Genesis transaction and sales of TMC and limited service motels          205           -           -
                Assets securing collateralized mortgage obligations                      480         721         930
                Property, plant and equipment                                           (129)       (302)       (212)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                                556         419         718
--------------------------------------------------------------------------------------------------------------------
Net decrease in cash and interest bearing equivalents                                   (215)     (2,085)     (2,209)
Cash and interest bearing equivalents at beginning of year                             1,454       3,539       5,748
Cash of discontinued operations                                                           (9)          -           -
--------------------------------------------------------------------------------------------------------------------
Cash and interest bearing equivalents at end of year                                $  1,230    $  1,454    $  3,539
====================================================================================================================

The accompanying Summary of Accounting Policies, Notes to Consolidated Financial Statements, and Consolidated Summary of Options and Contractual Commitments are integral parts of this statement.

                         SALOMON INC AND SUBSIDIARIES
                        SUMMARY OF ACCOUNTING POLICIES


BASIS OF PRESENTATION

The Consolidated Financial Statements are prepared in accordance with Generally Accepted Accounting Principles in the United States and prevailing industry practice, both of which require the use of management's best judgment and estimates. Estimates, including the fair value of financial instruments and contractual commitments, may vary from actual results.

The Consolidated Financial Statements include the accounts of Salomon Inc and its majority-owned subsidiaries (collectively, the "Company"), including Salomon Brothers Holding Company Inc and its subsidiaries ("Salomon Brothers"), and Phibro Inc. and its subsidiaries ("Phibro"). Salomon Brothers provides capital raising, advisory, research and trading services to its customers, and engages in proprietary trading activities for its own account. Phibro conducts a global commodities dealer business.

Material intercompany transactions have been eliminated in consolidation. Long-term investments in operating joint ventures and affiliated (20% to 50% owned) companies in which the Company has significant influence are carried under the equity method of accounting and are included in "Other assets, including intangibles." The Company's equity in the earnings of joint ventures and affiliates is reported in "Other" revenues.

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. The income statements are translated monthly at amounts which approximate weighted average exchange rates. Gains and losses resulting from foreign currency transactions are included in income. The effects of translating the statements of financial condition of non-U.S. subsidiaries with functional currencies other than the U.S. dollar are recorded, net of related hedge gains and losses and income taxes, as "Cumulative translation adjustments," a separate component of "Stockholders' equity." Hedges of such exposure include designated issues of non-U.S. dollar term debt and, to a lesser extent, forward currency contracts.

As discussed in Note 2, pursuant to the Board of Directors approval of a non-binding letter of intent to sell Basis Petroleum, Inc. ("Basis Petroleum" or "Basis") to Valero Energy Corporation ("Valero") and a plan of disposition for Basis, Basis is classified as a discontinued operation in the Company's financial statements.

Certain prior period amounts have been reclassified to conform with the current presentation.

FINANCIAL INSTRUMENTS AND CONTRACTUAL COMMITMENTS

Financial instruments and contractual commitments, including derivatives used for trading purposes, are recorded at either market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Fair value includes related accrued interest or dividends. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and contractual commitments; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices of liquidating the Company's positions in an orderly manner over a reasonable period of time under present market conditions. As part of its mark-to-market policy, the Company provides for the future operational costs of maintaining long-term contractual commitments.

The majority of the Company's financial instruments are recorded on a trade date basis. Recording the remaining instruments on a trade date basis would not result in a material difference. Gains and losses and commission revenues and expenses are also recognized on a trade date basis.

DERIVATIVE FINANCIAL INSTRUMENTS

DERIVATIVES USED FOR TRADING PURPOSES    Contractual commitments (also referred
to as "derivative instruments") used for trading purposes are carried at either market value or, when market prices are not readily available, fair value. The market or fair values of swap agreements, swap options, caps and floors, and forward contracts in a net receivable position, as well as options owned and warrants held, are reported as assets in "Options and contractual commitments." Similarly, contractual commitments in a net payable position, as well as options written and warrants issued, are reported as liabilities in "Financial options and contractual commitments." This category also includes the Company's long-term obligations that have principal repayments directly linked to equity securities of unaffiliated issuers for which the Company holds in inventory a note exchangeable for the same equity securities. Margin on futures contracts is included in receivables from/payables to brokers, dealers and clearing organizations. The market or fair values (unrealized gains and losses) associated with contractual commitments are reported net by counterparty, provided a legally enforceable master netting agreement exists and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. Revenues generated from derivatives used for trading purposes are reported as "Principal transactions" and include realized gains and losses, as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

DERIVATIVES USED FOR NON-TRADING PURPOSES    Substantially all of the Company's
non-trading derivatives are transacted with the Company's swap and foreign exchange dealer subsidiaries, which manage the related interest rate and currency risk in the normal course of their trading activities.

The Company utilizes interest rate swaps to effectively convert fixed rate preferred stock, guaranteed preferred beneficial interests in Company subordinated debt securities ("TRUPS"), a portion of its short-term borrowings and a significant portion of its fixed rate term debt to variable rate obligations. These swaps are recorded "off-balance-sheet," with accrued inflows and outflows reflected as adjustments to interest and/or dividends, as appropriate. Adjustments to preferred stock dividends are recorded on an aftertax basis.

                        SUMMARY OF ACCOUNTING POLICIES


As previously noted, the Company utilizes forward currency contracts to hedge a portion of the currency exposure relating to non-U.S. dollar term debt issued by Salomon Inc (Parent Company). The impact of marking such contracts and the related debt to prevailing exchange rates is included in income. The Company also utilizes forward currency contracts to hedge certain investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates, net of the related tax effects, is included in "Cumulative translation adjustments" in Stockholders' equity, as is the impact of translating the investments being hedged.

See Notes 8, 9 and 10 for a further discussion of the use of interest rate swaps and forward currency contracts.

COMMODITIES AND RELATED PRODUCTS AND INSTRUMENTS

Commodities and related products and instruments include physical quantities of commodities, as well as swaps, options and contractual commitments involving future delivery or settlement. These products and instruments are carried at market or fair value and related gains or losses are reported as "Principal transactions."

COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Collateralized short-term financing agreements are carried at their contractual amounts, including accrued interest. In the determination of income, certain financing transactions are marked to fair value, which has no material effect on the results of operations. Interest income and expense related to matched book activity is reported net in interest and dividend revenue. The Company generally takes possession of the underlying collateral, monitors its market value relative to the amounts due under the agreements, and, when necessary, requires prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Securities sold under agreements to repurchase and securities purchased under agreements to resell are reported net by counterparty when permitted under Financial Accounting Standards Board ("FASB") Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements ("FIN 41").

COLLATERALIZED MORTGAGE OBLIGATIONS AND ASSETS SECURING COLLATERALIZED MORTGAGE OBLIGATIONS

Collateralized mortgage obligations issued by the Company are carried at their principal amounts, net of unamortized discounts, plus accrued interest payable. Assets securing collateralized mortgage obligations are carried at their principal amounts, net of unamortized discounts and premiums, plus deferred issuance costs and accrued interest receivable. Discounts, premiums and deferred issuance costs are amortized on an effective yield basis over the expected lives of the obligations and assets, on a retrospective basis, taking into consideration the prepayment experience of the underlying mortgage collateral.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including leasehold improvements and capitalized interest, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded substantially on a straight-line basis over the lesser of the estimated useful lives of the related assets or noncancelable lease terms, as appropriate. Maintenance and repairs are charged to occupancy expense as incurred.

                        SUMMARY OF ACCOUNTING POLICIES



The cost of purchased software is capitalized and amortized over a three-year period. Costs incurred in connection with the internal development of software, solely for the Company's use, as well as the customization of purchased software, are expensed in the period incurred.

OTHER ASSETS, INCLUDING INTANGIBLES

Other assets, including intangibles, include goodwill, investments in affiliates accounted for under the equity method and prepaid expenses. At December 31, 1996, goodwill totaled $127 million and is being amortized over 40 years, at an annual rate of approximately $5 million.

REVENUES

See Note 1 for detail regarding the Company's revenues, net of interest expense from continuing operations.

EXPENSES

COMPENSATION AND EMPLOYEE-RELATED EXPENSES    include employee base salaries,
bonuses and fringe benefits, including medical and life insurance, retirement plans, payroll taxes, training expenses, expatriate expenses, recruiting agency fees and expenses related to temporary employees. These expenses also include the cost of shares allocated to individual employee accounts pursuant to the Company's Equity Partnership Plan.

TECHNOLOGY EXPENSE    includes costs for computer hardware and software;
workstations; data center equipment; market data services; data storage; and voice, data, audio-visual and network communications. Technology expense also includes technology consulting expenses.

PROFESSIONAL SERVICES AND BUSINESS DEVELOPMENT EXPENSE    includes legal fees,
audit, tax, non-technology consulting, travel, entertainment, and advertising expenses.

OCCUPANCY EXPENSE    includes rent, depreciation, amortization of leasehold
improvements, maintenance, utilities, occupancy taxes, property insurance and moving and other occupancy-related expenses.

CLEARING AND EXCHANGE FEES    include clearance, transaction, and commission
fees and exchange dues and assessments.

OTHER EXPENSE    includes goodwill amortization, expenses recorded for
environmental matters, provisions for legal matters, insurance expense, printing and supplies, messenger, courier, and postage expenses, and other expenses not included in the captions above.

CASH AND INTEREST BEARING EQUIVALENTS

The Company defines cash and interest bearing equivalents as highly liquid investments with original maturities of three months or less, at the time of purchase, other than those held for sale in the ordinary course of business.

                        SUMMARY OF ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the FASB issued Statement of Financial Accounting Standards ("SFAS") 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective for transactions occurring after December 31, 1996, and is to be applied prospectively. However, in December 1996, the FASB issued SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, which delayed the effective date of certain provisions of SFAS 125 until January 1, 1998. SFAS 125 defines when financial assets and liabilities should either be recognized or derecognized, when transfers of assets should be accounted for as sales versus secured borrowings, and when collateral received or pledged should be recorded on, or removed from, the balance sheet. This statement is based on a "financial-components approach" which focuses on control of the assets. The provisions of SFAS 125, which went into effect on January 1, 1997, are not expected to have a material impact on the Company's financial statements. The Company is in the process of evaluating the effect of the SFAS 125 provisions that have been deferred to January 1, 1998 pursuant to SFAS 127. These provisions are not expected to materially affect stockholders' equity or reported net income.

In February 1997, the FASB issued SFAS 128, Earnings per Share, which will be effective commencing with the Company's financial statements for the year ended December 31, 1997. Under this standard, the Company will replace its disclosure of "primary" earnings per share with "basic" earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Upon adoption of the standard, prior period amounts must be restated. The impact on previously reported primary earnings per share will be immaterial. Diluted earnings per share, as required under the new standard, is computed similarly to fully diluted earnings per share under existing accounting principles.

                         SALOMON INC AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     NOTE 1: REVENUES BY BUSINESS ACTIVITY

The following tables present revenues, net of interest expense, by business activity, from continuing operations for the years ended December 31, 1996, 1995 and 1994:


                                                       Principal
                                                    Transactions
                                                           & Net
Dollars in millions                                 Interest and         Investment
Year Ended December 31, 1996                           Dividends            Banking      Commissions       Other       Total
_____________________________________________________________________________________________________________________________

Salomon Brothers:
    Fixed income sales and trading                       $2,609                $  -            $ 15        $  -       $2,624
    Equity sales and trading                                 80                   -             310          (1)         389
    Global investment banking                                 -                 853               -           -          853
    Asset management                                          3                   -               -          48           51
    Other                                                     -                   -               -          31           31
_____________________________________________________________________________________________________________________________
Salomon Brothers' revenues, net of interest expense       2,692                 853             325          78        3,948
Phibro                                                      353                   -               -           -          353
Corporate and Other                                          14                   -               1          51           66
_____________________________________________________________________________________________________________________________
Revenues, net of interest expense                        $3,059                $853            $326        $129       $4,367
=============================================================================================================================

                                                       Principal
                                                    Transactions
                                                           & Net
Dollars in millions                                 Interest and         Investment
Year Ended December 31, 1995                           Dividends            Banking      Commissions       Other       Total
_____________________________________________________________________________________________________________________________
Salomon Brothers:
    Fixed income sales and trading                       $1,560                $  -            $ 40        $ 3        $1,603
    Equity sales and trading                                538                   -             288          2           828
    Global investment banking                                 -                 472               -          -           472
    Asset management                                          -                   -               -         39            39
    Other                                                     4                   -               2          -             6
_____________________________________________________________________________________________________________________________
Salomon Brothers' revenues, net of interest expense       2,102                 472             330         44         2,948
Phibro                                                      202                   -               -          5           207
Corporate and Other                                          40                   -               2          2            44
_____________________________________________________________________________________________________________________________
Revenues, net of interest expense                        $2,344                $472            $332        $51        $3,199
=============================================================================================================================


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                       Principal
                                                    Transactions
                                                           & Net
Dollars in millions                                  Interest and         Investment
Year Ended December 31, 1994                           Dividends            Banking      Commissions       Other       Total
_____________________________________________________________________________________________________________________________
Salomon Brothers:
    Fixed income sales and trading                        $ 605                $  -            $ 39         $ -       $  644
    Equity sales and trading                               (124)                  -             281           -          157
    Global investment banking                                 -                 486               -           -          486
    Asset management                                         15                   -               -          23           38
    Other                                                    18                   -              13           -           31
    Unallocated charges                                    (278)                  -               -           -         (278)
_______________________________________________________________________________________________________________________________
Salomon Brothers' revenues, net of interest expense         236                 486             333          23        1,078
Phibro                                                      190                   -               1           -          191
Corporate and Other                                          43                   -               2           7           52
______________________________________________________________________________________________________________________________
Revenues, net of interest expense                          $469                $486            $336         $30       $1,321
===============================================================================================================================


SALOMON BROTHERS

FIXED INCOME SALES AND TRADING

Fixed income sales and trading revenues include realized and unrealized gains and losses and fees arising from the trading, as principal and agent, of government and government agency securities, investment and non-investment grade corporate debt and preferred stock, mortgage securities (primarily U.S. government agencies, including interest only and principal only strips), and emerging market fixed income securities. Revenues also include realized and unrealized gains and losses generated from a variety of fixed income securities utilized in arbitrage strategies for the Company's own account, and realized and unrealized gains and losses arising from the spot and forward trading of currencies and exchange-traded and over-the-counter ("OTC") currency options. Realized and unrealized gains and losses resulting from changes in the market or fair value of options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities are reflected as fixed income sales and trading revenue. Revenues are increased by interest income generated from inventories, and reduced by the interest expense incurred to finance inventories as well as interest on securities sold, not yet purchased.

EQUITY SALES AND TRADING

Equity sales and trading revenues consist of realized and unrealized gains and losses and fees arising from the trading of U.S. and non-U.S. equity securities, including common and convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and OTC equity options and warrants. Revenues also include realized and unrealized gains and losses on equity securities and related derivatives utilized in arbitrage strategies for the Company's own account. Revenues are increased by interest and dividends generated from inventories, and are reduced by interest expense incurred to finance inventories as well as interest and dividends on securities sold, not yet purchased. Commission income is generated primarily from equity-related block trading and program trading transactions executed for customers.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


GLOBAL INVESTMENT BANKING

Global investment banking revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which Salomon Brothers acts as an underwriter or agent and fees earned from providing merger and acquisition and financial restructuring advisory services.

ASSET MANAGEMENT

Asset management revenues consist of investment advisory fees generated from providing specialized investment and portfolio management services to institutional and private investors.

OTHER

Other revenues in 1996 include the $31 million pretax gain resulting from the sale of twelve limited service hotel properties. In 1995 and 1994, other revenues include commissions generated from the Private Investment Department, which was discontinued in the first quarter of 1995.

UNALLOCATED CHARGES

Salomon Brothers' 1994 results reflect a pretax charge of $303 million ($189 million aftertax) to correct unsupported general ledger balances, of which $194 million ($126 million aftertax) related to Salomon Brothers' London-based companies. These balances were identified as Salomon Brothers changed operational systems and conducted a detailed review of databases supporting general ledger balances. The review necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and related currency effects. The remaining pretax charge of $109 million ($63 million aftertax) arose from the completion of a detailed review of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database.

Although the 1994 charge of $303 million related to a number of years, Salomon Brothers' accounting systems do not contain sufficient information to permit allocation of the largest part of the charge to individual years. Based on the analysis of available information, management believes that, were it possible to allocate the charge to prior years, the impact of such an allocation would not have been material in any single prior year.

In the preceding table, $278 million of the $303 million 1994 charge is reflected in "Unallocated charges," and the remainder is included in business unit revenues.

PHIBRO

Phibro trades crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, coffee, grains, cocoa and sugar. In 1996, Phibro discontinued trading coal, coke and fertilizers. Phibro's revenues consist of realized and unrealized gains and losses from trading these commodities and related derivative instruments.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CORPORATE AND OTHER

Corporate and Other includes the Company's equity in the earnings of Phibro Energy Production, Inc. ("PEPI"), a partner in the White Nights Limited Liability Company ("White Nights"), a Russian-American oil production venture located in Western Siberia. Corporate and Other also included the results of The Mortgage Corporation Limited ("TMC"), including the $48 million pretax gain on its sale which was recorded in the third quarter of 1996. TMC originated and serviced residential mortgages in the United Kingdom.

                        NOTE 2: DISCONTINUED OPERATIONS

In March 1997, the Board of Directors approved a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, Inc. to Valero and a plan of disposition for Basis. This transaction will result in a pretax loss of approximately $505 million ($290 million aftertax). The sale is expected to be completed in May 1997. Proceeds from the sale will include cash of approximately $365 million, Valero common stock with a market value of $120 million and participation payments based on a fixed notional throughput and the difference, if any, between an average market crackspread, as defined, and a base crackspread, as defined, over each of the next ten years. The total of the participation payments is capped at $200 million, with a maximum of $35 million per year. In addition, as a result of Valero's merger agreement with PG&E Corporation, Valero's common stock is expected to be exchanged for stock of PG&E Corporation and a new stock of the "spin-off" company, representing Valero's refining assets. The sale is subject to negotiation of a final agreement and to the satisfaction of other customary conditions. The estimated loss includes severance costs and anticipated operating losses to be incurred prior to the completion of the sale, and reflects other estimates of value at time of closing. The Company's investment in Genesis Energy, L.P., a publically-traded crude oil gathering, marketing and transportation partnership, will not be transferred to Valero.

The following tables present Basis' results of operations and the loss on the disposal of Basis which are included in "Discontinued operations" on the Consolidated Statement of Income as well as details of Basis' net assets at December 31, 1996 which are included in "Net realizable value of discontinued operations" on the Consolidated Statement of Financial Condition.

Dollars in millions
Year Ended December 31,                            1996     1995      1994
______________________________________________________________________________
Discontinued operations:
    Revenues, net of interest expense              $(85)    $(48)      $65
    Noninterest expenses                             38       43        47
______________________________________________________________________________
    Income (loss) before income taxes              (123)     (91)       18
    Income tax expense (benefit)                    (48)     (35)        7
______________________________________________________________________________
    Income (loss) from operations                   (75)     (56)       11
    Loss on disposal, net of tax benefit of $215   (290)       -         -
______________________________________________________________________________
    Income (loss) from discontinued operations,
      net of taxes                                $(365)    $(56)      $11
==============================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Dollars in millions
December 31,                                                            1996
_____________________________________________________________________________

Assets:
Commodities and related products and instruments                        $  379
Receivables                                                                438
Property, plant and equipment, net of accumulated depreciation of $202     823
Other assets                                                                34
______________________________________________________________________________
Total assets                                                            $1,674
==============================================================================
Liabilities:
Customer and supplier payables                                          $  512
Other payables                                                             150
Commodities-related contractual commitments                                 17
______________________________________________________________________________
Total liabilities                                                          679
______________________________________________________________________________
Net assets                                                                 995
Pretax loss on disposal                                                   (505)
______________________________________________________________________________
Net realizable value of discontinued operations                         $  490
==============================================================================

                 NOTE 3: INDUSTRY SEGMENT AND GEOGRAPHIC DATA

The Company's operating results by segment for each of the last three years were:

                                              Income (Loss)
                                              Before Income
                              Revenues from      Taxes from
                                 Continuing      Continuing
Dollars in millions              Operations      Operations     Total Assets*
_______________________________________________________________________________
Year Ended December 31, 1996
    Salomon Brothers                 $8,514          $1,365         $191,127
    Phibro                              408             192            2,554
    Corporate and Other                 124              53            1,200
_______________________________________________________________________________
    Consolidated                     $9,046          $1,610         $194,881
===============================================================================
Year Ended December 31, 1995
    Salomon Brothers                 $8,467          $  704         $181,342
    Phibro                              261              85            2,709
    Corporate and Other                 225              10            4,377
______________________________________________________________________________
    Consolidated                     $8,953          $  799         $188,428
==============================================================================
Year Ended December 31, 1994
    Salomon Brothers                 $5,751          $ (963)        $165,155
    Phibro                              208              81            2,375
    Corporate and Other                 235              33            4,922
_____________________________________________________________________________
    Consolidated                     $6,194          $ (849)        $172,452
=============================================================================

* The net realizable value of Basis is included in "Corporate and Other" in 1996. The total assets of Basis Petroleum of $1,747 million and $1,602 million are included in "Corporate and Other" in 1995 and 1994, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Segment results for all periods presented include a partial allocation of Salomon Inc corporate-level expenses. Corporate-level expenses incurred for the benefit of a particular operating segment are allocated directly to that segment. "Corporate and Other" assets consist primarily of the assets of Basis Petroleum, certain corporate fixed assets, PEPI's investment in White Nights and the assets of TMC prior to its sale in 1996, which consisted primarily of assets securing sterling-denominated collateralized mortgage obligations.

The accompanying table summarizes the Company's operations by geographic area. Amounts are determined principally by the respective legal jurisdictions of the Company's subsidiaries. Because of the global nature of the financial and commodities markets in which the Company competes and the integration of the Company's worldwide business activities, the Company believes that amounts determined in this manner are not particularly useful in understanding its business.

                                              Income (Loss)
                                              Before Income
                              Revenues from      Taxes from
                                 Continuing      Continuing
Dollars in millions              Operations      Operations*   Total Assets**
_______________________________________________________________________________
Year Ended December 31, 1996
    North America                   $6,145          $1,488        $101,935
    Europe                           2,800              80          76,297
    Asia and Other                     101              42          16,649
_______________________________________________________________________________
    Consolidated                    $9,046          $1,610        $194,881
==============================================================================
Year Ended December 31, 1995
    North America                   $4,719          $  224        $102,455
    Europe                           4,039             611          74,014
    Asia and Other                     195             (36)         11,959
_______________________________________________________________________________
    Consolidated                    $8,953          $  799        $188,428
==============================================================================
Year Ended December 31, 1994
    North America                   $4,365          $ (137)       $ 99,602
    Europe                           1,332            (841)         65,014
    Asia and Other                     497             129           7,836
_______________________________________________________________________________
    Consolidated                    $6,194          $ (849)       $172,452
==============================================================================

* For the year ended December 31, 1994, North America and Europe include pretax charges of $109 million and $194 million, respectively, to correct unsupported Salomon Brothers' general ledger balances.

** The net realizable value of Basis is included in North America in 1996. The total assets of Basis Petroleum of $1,747 million and $1,602 million are included in North America in 1995 and 1994, respectively.

            NOTE 4: COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS

Securities purchased under agreements to resell are collateralized principally by government and government agency securities. Securities borrowed agreements are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities purchased under agreements to resell and securities borrowed agreements generally have terms ranging from overnight to up to six months. Excluding the impact of FIN 41, securities purchased under agreements to resell totaled $67.1 billion and $53.2 billion at December 31, 1996 and 1995, respectively. Securities borrowed and other short-term financing agreements totaled $16.2 billion and $17.0 billion at December 31, 1996 and 1995, respectively. At December 31, 1996, the market value of securities collateralizing resale agreements and securities borrowed and other short-term financing agreements was $68.2 billion and $15.7 billion, respectively. The interest rate on these instruments depends on, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. At December 31, 1996, these instruments had a weighted average rate of 4.7%.

Securities sold under agreements to repurchase are collateralized principally by government and government agency securities. Securities loaned agreements are collateralized principally by corporate debt and equity securities. See
Note 16. Securities sold under agreements to repurchase generally have terms ranging from overnight to up to six months.


                     NOTE 5: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

Dollars in millions
December 31,                                        1996          1995
__________________________________________________________________________
Land                                               $    4        $    4
Buildings, improvements and equipment               1,073         1,030
Refining and other energy-related assets*               -           978
__________________________________________________________________________
Total                                               1,077         2,012
Accumulated depreciation and amortization            (556)         (669)
__________________________________________________________________________
Property, plant and equipment, net                 $  521        $1,343
==========================================================================

* The decrease in 1996 is due to the treatment of Basis as a discontinued operation. See Note 2.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         NOTE 6:  SHORT-TERM BORROWINGS

Information regarding the Company's bank borrowings and commercial paper is presented below. Average balances were computed based on month-end outstanding balances.

Dollars in millions
Year Ended December 31,                                1996     1995     1994
-------------------------------------------------------------------------------
Bank borrowings:
     Balance at year-end                              $4,287   $3,856   $2,333
     Weighted average interest rate                      5.8%     4.8%     6.0%
     Annual averages -
          Amount outstanding                          $2,857   $2,743   $3,045
          Weighted average interest rate                 4.7%     5.7%     4.9%
     Maximum amount outstanding at any month-end      $4,287   $4,856   $4,173
-------------------------------------------------------------------------------
Commercial paper:
     Balance at year-end                              $1,106   $  797   $  865
     Weighted average interest rate                      5.8%     6.0%     5.7%
     Annual averages -
          Amount outstanding                          $1,060   $  907   $1,094
          Weighted average interest rate                 5.6%     6.2%     4.4%
     Maximum amount outstanding at any month-end      $1,548   $1,106   $1,309
================================================================================

Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German mark and U.K. sterling. All of the Company's commercial paper outstanding at December 31, 1996, 1995 and 1994 was U.S. dollar denominated. Also included in short-term borrowings are deposit liabilities, securities loaned and other short-term obligations.

In 1992, Salomon Brothers Inc ("SBI"), an indirect wholly-owned subsidiary, entered into a committed secured standby bank credit facility for financing securities positions. The facility, which has a capacity of $2.1 billion, contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $587 million and SBI's net worth exceeded the minimum amount required by $496 million at December 31, 1996. In 1996, Salomon Brothers International Limited ("SBIL"), an indirect wholly-owned subsidiary, entered into a $1.0 billion committed securities repurchase facility. The facility is subject to restrictive covenants including a requirement that SBIL maintain minimum levels of tangible net worth and excess financial resources, as defined. At December 31, 1996, SBIL was in compliance with all covenants related to this facility. In 1996, Phibro Inc. entered into an unsecured committed revolving line of credit. This facility, which has a capacity of $500 million, requires Phibro Inc. to maintain minimum levels of capital and net working capital, as defined. Phibro Inc. exceeded these minimums at December 31, 1996. At December 31, 1996, there were no outstanding borrowings under any of these facilities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  NOTE 7:  COLLATERALIZED MORTGAGE OBLIGATIONS

Certain special purpose wholly-owned subsidiaries have been organized to issue collateralized mortgage obligations ("CMOs"). The CMOs are collateralized by mortgages, mortgage-backed securities and short-term investments (collectively, the "Collateral"). Principal and interest payments received on the Collateral are utilized to meet periodic principal and interest payments on the CMOs. Although the CMOs have contractual maturities, their actual maturities may be shorter as a result of prepayments of the Collateral.

The CMOs, which were all U.S. dollar denominated at December 31, 1996, consisted of the following:

Dollars in millions
December 31,                                               1996           1995
-------------------------------------------------------------------------------
Contractual Maturity
     2006 to 2010                                        $    12        $    60
     2011 to 2031                                            402          2,308
Accrued interest payable                                       8             23
Unamortized discounts                                        (38)           (54)
-------------------------------------------------------------------------------
Collateralized mortgage obligations                      $   384        $ 2,337
===============================================================================


The decrease in the CMO balance at December 31, 1996 is due to the sale of TMC in the third quarter of 1996.


                               NOTE 8:  TERM DEBT

Term debt, net of unamortized discount and including unamortized premium, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity.

                                           Fixed Rate
                                           Obligations     Fixed Rate         Total          Variable        Total          Total
                                           Swapped to     Obligations      Fixed Rate          Rate      December 31,   December 31,
Dollars in millions                         Variable      Not Swapped      Obligations     Obligations       1996           1995
------------------------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated:
     Salomon Inc (Parent Company)            $6,670         $355              $7,025          $2,289       $ 9,314        $ 9,249
     Other Subsidiaries                          --           --                  --              19            19             22
------------------------------------------------------------------------------------------------------------------------------------
     U.S. dollar denominated                  6,670          355               7,025           2,308         9,333          9,271
------------------------------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated:
     Salomon Inc (Parent Company)               680          144                 824           1,331         2,155          2,366
     Other Subsidiaries                       1,421           95               1,516             366         1,882          1,408
------------------------------------------------------------------------------------------------------------------------------------
     Non-U.S. dollar denominated              2,101          239               2,340           1,697         4,037          3,774
------------------------------------------------------------------------------------------------------------------------------------
Term debt                                    $8,771         $594              $9,365          $4,005       $13,370        $13,045
====================================================================================================================================


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The maturity structure of the Company's term debt, based on contractual maturities or the earliest date on which the debt is repayable at the option of the holder, was as follows at December 31, 1996:

                                      Salomon Inc          Other
Dollars in millions                (Parent Company)    Subsidiaries     Total
------------------------------------------------------------------------------
      1997                             $ 2,525            $  378       $ 2,903
      1998                               2,650               137         2,787
      1999                               2,119                25         2,144
      2000                                 978               322         1,300
      2001                                 784               248         1,032
      Thereafter                         2,413               791         3,204
------------------------------------------------------------------------------
      Total                            $11,469            $1,901       $13,370
==============================================================================

The Company issues U.S. dollar and non-U.S. dollar denominated fixed and variable rate term debt. Fixed rate debt matures at various dates through 2023. The contractual interest rates on fixed rate debt ranged from 1.25% (Japanese yen denominated) to 10.13% (U.S. dollar denominated) at December 31, 1996 and 1.25% (Japanese yen denominated) to 12.87% (Italian lira denominated) at December 31, 1995. The weighted average contractual rate on total fixed rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated term debt) was 6.77% at December 31, 1996 and 6.78% at December 31, 1995. The Company utilizes interest rate swap agreements to convert most of its fixed rate term debt to variable rate obligations. The maturity structure of the swaps generally corresponds with the maturity structure of the debt being hedged. The Company's non-U.S. dollar fixed rate term debt was issued across a broad range of currencies (including Japanese yen, German mark, U.K. sterling, Italian lira, Swiss franc, and Portuguese escudo) and, consequently, the term debt bears a wide range of interest rates.

At December 31, 1996, the Company had outstanding $4.0 billion of non-U.S. dollar denominated term debt, of which $1.8 billion was Japanese yen denominated, $1.4 billion was German mark denominated and $.6 billion was U.K. sterling denominated (converted at the December 31, 1996 spot rates). Of the $4.0 billion, approximately $1.0 billion of Salomon Inc (Parent Company) non-U.S. dollar denominated debt has been designated as a hedge of investments in subsidiaries with functional currencies other than the U.S. dollar. Another $.7 billion of Salomon Inc (Parent Company) debt has been effectively converted to U.S. dollar denominated obligations using cross-currency swaps. The remaining $2.3 billion is used for general corporate purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company's fixed rate term debt that is swapped to variable rate obligations using interest rate swaps at December 31, 1996 and 1995. The variable rates presented are indicative of the Company's actual costs related to such obligations.

                                                             1996                                      1995
                                          ---------------------------------------     -------------------------------------------
                                                      Contractual                                   Contractual
                                                        Weighted                                     Weighted
                                                        Average       Weighted                       Average          Weighted
                                                      Fixed Rate      Average                       Fixed Rate        Average
                                                      on Swapped    Variable Rate                   on Swapped      Variable Rate
                                          Principal   Fixed Rate     on Swapped       Principal     Fixed Rate       on Swapped
Dollars in millions                        Balance    Term Debt      Term Debt        Balance       Term Debt        Term Debt
----------------------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated                    $6,670        7.0%            6.7%          $6,610           6.9%             6.9%
German mark denominated                     1,252        7.4             4.7            1,014           7.9              4.2
Japanese yen denominated                      420        4.3              .8              519           4.4               .9
Japanese yen swapped to
     U.S. dollar denominated                  317        3.6             6.9              265           4.1              6.8
Swiss franc swapped to
     U.S. dollar denominated                   65        5.1             6.1               75           5.1              6.1
Italian lira swapped to
     U.S. dollar denominated                   40        9.9             6.8               --            --               --
U.K. sterling denominated                       4        7.6             7.5               16          11.4              7.0
Portuguese escudo swapped to
     U.S. dollar denominated                    3        9.5             7.1               --            --               --
Italian lira denominated                        --        --              --                5          12.9             11.0
European Currency Units swapped to
     U.S. dollar denominated                    --        --              --               17           8.5              5.8
----------------------------------------------------------------------------------------------------------------------------------
Total swapped fixed rate term debt          $8,771       6.8%            6.1%          $8,521           6.8%             6.2%
==================================================================================================================================

Variable rate term debt matures at various dates through 2004. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock or bond market indices as specified in the agreements governing the respective issues. The coupon interest rates on variable rate term debt ranged from .41% (Japanese yen denominated) to 9.36% (U.S. dollar denominated) at December 31, 1996 and .71% (Japanese yen denominated) to 10.97% (Italian lira denominated) at December 31, 1995. The weighted average contractual rate on total variable rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated) was 4.89% at December 31, 1996 and 4.87% at December 31, 1995.

Term debt includes subordinated notes, which totaled $32 million at December 31, 1996 and $34 million at December 31, 1995. At December 31, 1996 and 1995, subordinated debt included approximately $6 million of convertible restricted notes, which were convertible at the rate of $13.89 per share into 404,434 shares and 419,435 shares of the Company's common stock at December 31, 1996 and 1995, respectively. At December 31, 1996, the Company had outstanding $214 million of term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            NOTE 9:  GUARANTEED PREFERRED BENEFICIAL INTERESTS
                     IN COMPANY SUBORDINATED DEBT SECURITIES ("TRUPS")

On July 3, 1996, the Company issued $345 million or 13,800,000 TRUPS units. Each TRUPS unit includes a 9 1/4% mandatorily redeemable preferred security of the SI Financing Trust I (the "Trust") and a purchase contract which requires the holder to purchase, in 2021 (or earlier if the Company elects to accelerate the contract), one depositary share representing a one-twentieth interest in a share of Salomon Inc's 9 1/2% Cumulative Preferred Stock, Series F ("Series F Preferred"). The Company is obligated under the terms of each purchase contract to pay contract fees of 0.25% per annum, which is included as preferred dividends on the Statement of Changes in Stockholders' Equity. The Trust is a wholly-owned subsidiary of the Company and the Company's obligations under the guarantee, the subordinated debt securities and other contracts, in the aggregate, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

The Trust was established by the Company for the sole purpose of issuing the 9 1/4% preferred securities and common securities and investing the proceeds in $356 million aggregate principal amount of 9 1/4% subordinated debt securities issued by Salomon Inc due June 30, 2026. The sole assets of the Trust are the subordinated debt securities. All payments associated with the 9 1/4% preferred securities are fully and unconditionally guaranteed by Salomon Inc.

The 9 1/2% per annum on the TRUPS units was accrued from date of issuance and is payable quarterly, commencing September 30, 1996. Tax counsel to the Company has advised the Company that the 9 1/4% interest on the subordinated debt securities will be deductible for Federal income tax purposes. The Company has entered into an interest rate swap agreement to effectively convert the fixed rate obligations on the TRUPS units to variable rate obligations.

It is the Company's understanding that the rating agencies, in their analysis of the Company's capital structure, will treat the TRUPS units similarly to the Company's perpetual preferred stock. The TRUPS units are redeemable at the option of the Company at any time on or after June 30, 2001. However, if the purchase contracts are accelerated or exercised by the Company and the holders elect not to settle the purchase contracts by delivering the Trust preferred security, the right of the Company to cause the Series F Preferred to be redeemed is postponed for five years. The Series F Preferred is redeemable at the Company's option at any time on or after June 30, 2001 or the date of issue, if later.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            NOTE 10: PREFERRED STOCK

The Company is authorized to issue a total of 5,000,000 shares of preferred stock. The Company has entered into interest rate swap agreements that effectively convert expected future fixed rate dividends into variable rate obligations. For financial reporting purposes, dividends on preferred stock are adjusted by the aftertax income or loss generated by these swaps. These swaps reduced preferred dividends by $21 million, $19 million and $28 million in 1996, 1995 and 1994, respectively.


REDEEMABLE PREFERRED STOCK, SERIES A

At December 31, 1996, 420,000 shares of Series A cumulative preferred stock ("Series A Preferred"), were outstanding and held by affiliates of Berkshire Hathaway Inc. ("Berkshire"). Each share has a redemption value of $1,000, is preferentially entitled to receive quarterly cash dividends, if declared, at the annual rate of $90 and can be converted into shares of common stock at $38 per share (11,052,632 shares at December 31, 1996). The number of shares of common stock into which each Series A Preferred share is convertible is subject to adjustment in the event of stock splits, stock dividends and certain other events, none of which have occurred to date. The redeemable preferred stock is entitled to one vote per common share into which it is convertible, voting together as one class with the Company's common stock. At December 31, 1996, the redeemable preferred stock represented 9.2% of the votes entitled to be cast by holders of the Company's voting securities.

On October 31, 1995, the first of five tranches of 140,000 shares of Series A Preferred held by Berkshire was redeemed by the Company for $140 million. On October 29, 1996, Berkshire converted the second tranche of 140,000 shares ($140 million) of Series A Preferred into 3.7 million shares of Salomon Inc common stock. If not previously converted, one third of the remaining 420,000 shares are to be redeemed annually on October 31 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on the Company's common stock, nor may the Company repurchase any of its common stock, if dividends or required redemptions of Series A Preferred are in arrears.


PREFERRED STOCK, SERIES C

In June 1991, the Company issued $112.5 million (225,000 shares) of Series C 9.50% cumulative preferred stock ("Series C Preferred") represented by 4,500,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. On August 15, 1996 the Company redeemed all of the Series C Preferred.


PREFERRED STOCK, SERIES D

In February 1993, the Company issued $200 million (400,000 shares) of Series D 8.08% cumulative preferred stock ("Series D Preferred") represented by 8,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series D Preferred is redeemable at the Company's option at any time on or after March 31, 1998, at a price of $500 for each preferred share ($25 for each depositary share).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PREFERRED STOCK, SERIES E

In February 1996, the Company issued $250 million (500,000 shares) of Series E 8.40% cumulative preferred stock ("Series E Preferred") represented by 10,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series E Preferred is redeemable at the Company's option at any time on or after March 31, 2001, at a price of $500 for each preferred share ($25 for each depositary share).


                            NOTE 11:  COMMON STOCK

On February 8, 1988, the Company's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock. The Board also authorized the issuance of preferred share purchase rights for each share of Series A Preferred based on the number of shares of common stock into which the Series A Preferred will be convertible. The rights contain provisions to protect stockholders against certain takeover tactics and are exercisable for shares of the Company's Series B junior participating preferred stock only if certain specified events occur relating to changes in ownership of the Company's stock or an attempted takeover. For additional information see Note 13.

                        NOTE 12:  CAPITAL REQUIREMENTS

Certain U.S. and non-U.S. subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The Company's principal regulated subsidiaries are discussed below.

SBI is registered as a broker-dealer with the U.S. Securities and Exchange Commission ("SEC") and is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1, which requires net capital, as defined under the alternative method, of not less than the greater of 2% of aggregate debit items arising from customer transactions, as defined, or 4% of funds required to be segregated for customers' regulated commodity accounts, as defined. Although net capital, aggregate debit items and funds required to be segregated change from day to day, at December 31, 1996, SBI's net capital was approximately $1 billion, $987 million in excess of regulatory requirements.

SBIL is authorized to conduct investment business in the United Kingdom by the Securities and Futures Authority ("SFA") in accordance with the Financial Services Act 1986. The SFA requires SBIL to have available at all times financial resources, as defined, sufficient to demonstrate continuing compliance with its rules. At December 31, 1996, SBIL's financial resources were $390 million in excess of regulatory requirements.

Salomon Brothers Asia Limited ("SBAL") and Salomon Brothers AG ("SBAG"), both indirect wholly-owned subsidiaries, are also subject to regulation in the countries in which they do business. Such regulations include requirements to maintain specified levels of net capital or its equivalent. At December 31, 1996, SBAL's net capital was $262 million above the minimum required by Japan's Ministry of Finance. SBAG's net capital was $53 million above the minimum required by Germany's Banking Supervisory Authority.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, in order to maintain its triple-A rating, Salomon Swapco Inc ("Swapco"), an indirect wholly-owned subsidiary, must maintain minimum levels of capital in accordance with agreements with its rating agencies. At December 31, 1996, Swapco was in compliance with all such agreements. Swapco's capital requirements are dynamic, varying with the size and concentration of its counterparty receivables.

                        NOTE 13:  EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS

Substantially all full-time U.S. employees of the Company participate in defined contribution plans. Non-U.S. employees generally participate in defined benefit plans that are insured or otherwise funded. The costs relating to such plans, which are included in compensation and employee-related expenses from continuing operations, were $59 million, $51 million and $40 million in 1996, 1995 and 1994, respectively.


HEALTH CARE AND LIFE INSURANCE

The Company provides certain health care and life insurance benefits for its active employees, qualifying retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. The Company self-insures such benefit programs. At December 31, 1996, there were approximately 7,100 active and 600 retired employees eligible for such benefits.

Expenses recorded for health care and life insurance benefits from continuing operations were $33 million, $39 million and $39 million in 1996, 1995 and 1994, respectively.

The Company provides for the cost of postretirement benefits other than pensions over the service periods of eligible employees. The present value of the liability related to these benefits and postemployment benefits, included in "Other payables and accrued liabilities," was $84 million and $92 million at December 31, 1996 and 1995, respectively.


EMPLOYEE INCENTIVE PLANS

SALOMON INC STOCK INCENTIVE PLAN ("SIP") In 1994, the stockholders approved the SIP which provides for the issuance of up to 3.5 million shares in the form of options, restricted stock and stock bonuses, as well as an additional grant of up to 1.5 million shares in the form of stand-alone stock appreciation rights, phantom stock and cash bonuses to key employees, including officers, whether or not they are directors of the Company. In December 1996, 1.6 million options were awarded under the SIP with an exercise price set at the market value of Salomon Inc common stock on the date of grant ($44 7/8). The awards expire five years after the grant date and vest 100% three years after the grant date. At the grant date, the fair value per option issued was $13.16, as estimated using the Black-Scholes option pricing model assuming a risk free interest rate of 5.88%, a constant annual dividend rate of $0.64 per share and expected volatility of 25%. Fair value also assumes an expected term of 5 years and has not been reduced to reflect either the non-exercisable status of the options prior to the vesting date or the non-transferability of the options.
SFAS 123, Accounting for Stock-Based Compensation, encourages alternative accounting treatment for stock based

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

employee compensation. SFAS 123 allows the fair value of stock based compensation to be included in expense over the period earned; alternatively, if the fair value of stock based compensation awards is not included in expense, SFAS 123 requires disclosure of net income, on a pro forma basis, as if expense treatment had been applied. As permitted by SFAS 123, the Company continues to account for such compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees pursuant to which, no compensation cost has been recognized in connection with the issuance of stock options. Due to the timing of the issuance and the terms of the options, if the Company had recorded compensation expense in 1996 related to the options granted in December, the impact on the Company's Consolidated Financial Statements would have been immaterial.

THE NON-QUALIFIED STOCK OPTION PLAN OF 1984, AS AMENDED (THE "1984 PLAN") The 1984 Plan, which terminated on June 30, 1994, provided for the granting of options to purchase common stock to certain key employees. Stock appreciation rights accompanied some of the options granted. Exercise of such rights extinguishes the related options. Options issued under the 1984 Plan expire ten years from the date of grant. Shares issued under the 1984 Plan are issued from the Company's common stock held in treasury.

Changes in options outstanding under the SIP and 1984 Plan are summarized as follows:

                                                                    Grant Date
                               Number of     Option Price per     Fair Value of
                                Shares            Share          Options Issued
-------------------------------------------------------------------------------
Shares under option at:
     December 31, 1996         2,101,870     $18.13 to $44.88
     December 31, 1995           713,470     $18.13 to $40.38
     December 31, 1994         1,438,390     $18.13 to $46.00

Options issued:
     1996 (under the SIP)      1,600,000               $44.88           $13.16

Options exercised:
     1996                        205,200     $18.13 to $40.38
     1995                        615,220     $18.13 to $40.38
     1994                        283,300     $18.13 to $46.00

Options canceled or expired:
     1996                          6,400     $18.13 to $40.38
     1995                        109,700               $46.00
     1994                         11,200     $18.13 to $46.00

===============================================================================

THE EMPLOYEE STOCK PURCHASE PLAN (THE "ESPP")    The ESPP, which was approved by
the Company's stockholders in 1989, allows eligible employees to make purchases, through payroll deductions, of the Company's common stock at a price of 85% of market value, limited by tax regulations to an annual maximum per employee of the lesser of $21,250 or 10% of the individual's annual compensation. Shares purchased under this plan are purchased on the open market. Prior to the second quarter of 1994, ESPP shares were issued from the Company's common stock held in treasury. Thus far, over 1.9 million shares have been purchased by employees under this plan, including approximately 191,000 shares in 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE EQUITY PARTNERSHIP PLAN (THE "EPP")   The EPP began in 1990 and was formally
approved by stockholders in 1991. For 1996 and future awards, the EPP was amended. Under the original EPP, qualifying employees ("participants") received a portion of their compensation in the form of the Company's common stock, the payment of which is deferred for five years. The stock is purchased by the EPP's trustee in the open market as well as from participants upon distribution in order to satisfy their income tax withholding liabilities. The portion of each participant's compensation paid in stock is fixed in relation to total compensation, and for 1995 and prior years reached a maximum of 50% of total compensation. Participants received the shares for 1995 and prior years with an incentive of 17.65%, whereby the Company makes an additional contribution to participants' accounts of 17.65% of their compensation deferred into the EPP.

The amendments for 1996 and future awards included: an increase in the award incentive from 17.65% to 25%, a reduction in the deferral period from five years to three years, and the introduction of additional forfeiture provisions on both the award and the incentive. The award is forfeited if the participant's employment is terminated for cause (no change from prior EPP). The award is also subject to forfeiture provisions if the participant leaves the Company to join a competitor within three years after the award date. If a participant leaves the Company other than by virtue of death, disability, retirement or as the result of a downsizing during the three years following the award, the entire 25% award incentive will be forfeited. The EPP, as amended, also includes revisions to the participation schedule which reduce the portion of participants' annual compensation subject to the EPP (participation reaches a maximum of $1.5 million) and increase the minimum level of annual compensation required for participation to $360,000.

Total purchases of shares by the EPP totaled $153 million (3.6 million shares) in 1996, $76 million (2.1 million shares) in 1995 and $266 million (5.8 million shares) in 1994. Stock awarded under the EPP totaled $147 million (3.6 million shares), $98 million (2.7 million shares) and $264 million (5.6 million shares) in 1996, 1995 and 1994, respectively. These amounts are included as a component of compensation expense. The net asset related to the EPP, which represents the cost of the unawarded shares held by the EPP less the Company's liability related to the EPP, payable in common stock, is included in "Other assets, including intangibles." Shares held by the trustee of the EPP are considered outstanding for the purpose of computing earnings per share.

In early 1996, 3.3 million shares held by the EPP trustee were distributed to certain employees. To facilitate satisfaction of employees' tax obligations, approximately 1.3 million of those shares were repurchased by the Company as treasury stock, for $49 million. The remaining 2.0 million shares are subject to the same restrictions on transferability that existed prior to the distribution. In December 1996, restrictions on transferability were lifted on 2.4 million shares (net of withholding tax requirements) awarded by the EPP in 1991. Employees of certain subsidiaries of the Company do not participate in the EPP or are unable to participate in the EPP, but instead receive stock appreciation rights subject to the same terms as shares awarded under the EPP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE 401(k) PLAN (THE "401(k)") The 401(k) was amended effective January 1, 1996. The amendment included an increase in the Company's match from 50% to 75% of an eligible employee's contribution to the 401(k). As amended, the 401(k) matches 75% of the lesser of the eligible employee's contribution to the 401(k) or 6% of the eligible employee's total compensation. The increase in the Company's match is in the form of Salomon Inc common stock and is limited to eligible employees with an annual compensation level less than $360,000.

In the event of certain changes of control not approved by the Company's Board of Directors, the holders of options under the SIP and the 1984 Plan will be entitled to receive an immediate cash payment equal to the excess of the fair market value of the common stock over the exercise price of shares covered by options or stock appreciation rights. All amounts credited to employees' accounts under certain bonus plans will vest and employees will be entitled to payment of an amount no less than the pro rata portion of their prior annualized year-end bonus.


                            NOTE 14:  INCOME TAXES

The components of income taxes from continuing operations reflected on the Consolidated Statement of Income are:

Dollars in millions
Year Ended December 31,                                   1996    1995     1994
-------------------------------------------------------------------------------
Current:
     U.S. federal                                         $590    $179    $  25
     State and local                                       219      78       23
     Non-U.S.                                              (21)    337      386
-------------------------------------------------------------------------------
          Total current                                    788     594      434
-------------------------------------------------------------------------------
Deferred:
     U.S. federal                                         (170)   (119)    (188)
     State and local                                       (56)    (57)     (57)
     Non-U.S.                                               66    (132)    (628)
-------------------------------------------------------------------------------
          Total deferred                                  (160)   (308)    (873)
-------------------------------------------------------------------------------
Income tax expense (benefit) from continuing operations   $628    $286    $(439)
===============================================================================

Under SFAS 109, Accounting for Income Taxes ("SFAS 109"), temporary differences between recorded amounts and the tax bases of assets and liabilities are accounted for at current income tax rates. Under certain circumstances, estimates are used in the determination of temporary differences.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1996 and December 31, 1995, respectively, the Company's Consolidated Statement of Financial Condition included net deferred tax assets from continuing operations of $162 million and $26 million, comprised of the following:

Dollars in millions
December 31,                                         1996      1995
-------------------------------------------------------------------------------
Mark-to-market adjustments                          $(284)    $(442)
Employee benefits and deferred compensation           513       450
Reserves                                              117       161
Cumulative translation adjustments
     (which do not affect the
     provision for income tax expense)               (111)     (115)
U.S. taxes provided on the undistributed
  earnings of non-U.S. subsidiaries                   (84)     (113)
Other                                                  11        85
-------------------------------------------------------------------------------
Net deferred tax asset                              $ 162     $  26
===============================================================================

The Company had no deferred tax valuation allowance at December 31, 1996 or December 31, 1995.

Income taxes paid, net of refunds, totaled $981 million in 1996, $360 million in 1995 and $409 million in 1994. These amounts include estimated tax payments during the current tax year as well as cash settlements relating to prior tax years.

The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 1996, the accumulated undistributed earnings of non-U.S. subsidiaries amounted to $1.5 billion, of which $1.3 billion was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $376 million would have to be provided if such earnings were remitted. With respect to the remaining $177 million of such earnings, U.S. federal taxes, current and deferred, have already been provided. Therefore, those earnings could be remitted to the U.S. without incurring additional income tax expense.

The following table reconciles the U.S. federal statutory income tax rate to the Company's effective tax rate from continuing operations:

Year Ended December 31,                                   1996    1995    1994
------------------------------------------------------------------------------
Statutory U.S. federal income tax rate for corporations     35%     35%     35%
Impact of:
     State and local taxes, net of U.S.
       federal tax effect                                    7       2       2
     Tax advantaged income                                  (2)     (4)      4
     Provisions for tax contingencies
       and non-deductible reserves                          --       3      --
     Reversal of tax contingency reserves                   (1)     --      12
     Other, net                                             --      --      (1)
------------------------------------------------------------------------------
Effective Tax Rate                                          39%     36%     52%
==============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      NOTE 15:  EARNINGS (LOSS) PER SHARE

Primary earnings (loss) per share is computed by dividing net income (loss), less dividends on preferred stock, by the weighted average number of common and common equivalent shares outstanding, including shares held by the EPP. Common equivalent shares include the effect of outstanding stock options, if dilutive. Fully diluted earnings (loss) per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on earnings per share. Contingent increases of common stock include the potential impact of the conversion of Series A Preferred and convertible debt, which are discussed in Notes 10 and 8, respectively.


Amounts in millions, except per share amounts
Year Ended December 31,                                                                     1996        1995         1994
--------------------------------------------------------------------------------------------------------------------------
Shares used in computing earnings (loss) per share:
Average common shares outstanding                                                           106.2       106.3        106.8
Effects of assumed exercise of stock options, if dilutive                                      .2          .2           --
--------------------------------------------------------------------------------------------------------------------------
Shares used in computing primary earnings (loss) per share                                  106.4       106.5        106.8
Effects (when dilutive) of:
     Assumed conversion of convertible notes                                                   .4          .4           --
     Assumed conversion of Series A Preferred                                                14.1        17.8           --
--------------------------------------------------------------------------------------------------------------------------
Shares used in computing fully diluted earnings (loss) per share                            120.9       124.7        106.8
==========================================================================================================================
Net income (loss) for earnings (loss) per share:
Income (loss) from continuing operations                                                     $982        $513        $(410)
Less dividends on preferred stock*                                                             68          69           62
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations for primary earnings (loss) per share                914         444         (472)
Add dividends on Series A Preferred, when dilutive*                                            36          49           --
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations for fully diluted earnings (loss) per share          950         493         (472)
Income (loss) from discontinued operations, net of taxes                                      (75)        (56)          11
Loss on disposal of Basis Petroleum, net of tax benefit of $215                              (290)         --           --
--------------------------------------------------------------------------------------------------------------------------
Net income (loss) for fully diluted earnings (loss) per share                               $ 585       $ 437        $(461)
==========================================================================================================================
Earnings (loss) per share of common stock:
Primary earnings (loss) from continuing operations                                          $8.59       $4.17       $(4.41)
Discontinued operations                                                                      (.71)       (.53)         .10
Loss on disposal of Basis Petroleum                                                         (2.72)         --           --
--------------------------------------------------------------------------------------------------------------------------
Primary earnings (loss)                                                                     $5.16       $3.64       $(4.31)
==========================================================================================================================
Fully diluted earnings (loss) from continuing operations                                    $7.85       $3.95       $(4.41)
Discontinued operations                                                                      (.62)       (.45)         .10
Loss on disposal of Basis Petroleum                                                         (2.39)         --           --
--------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss)                                                               $4.84       $3.50       $(4.31)
==========================================================================================================================

* Dividends on preferred stock are adjusted for the aftertax impact of interest rate swaps that effectively convert the Company's fixed rate dividends to variable rate.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE 16:  SECURITIES PLEDGED AND LEASE COMMITMENTS


REPURCHASE AGREEMENTS, SECURITIES PLEDGED AND LETTERS OF CREDIT

At December 31, 1996, the approximate market values of securities sold under agreements to repurchase, excluding the impact of FIN 41, or pledged by the Company were:

Dollars in millions
------------------------------------------------------------------------------
For securities sold under agreements to repurchase                    $ 89,466
As collateral for securities borrowed of
     approximately equivalent value                                     37,576
As collateral for bank loans                                             3,195
To clearing organizations or segregated under securities
     laws and regulations                                                1,998
For securities loaned                                                    1,593
As collateral for letters of credit                                        127
Other                                                                       65
------------------------------------------------------------------------------
Repurchase agreements and securities pledged                          $134,020
==============================================================================


At December 31, 1996, the Company had $2.3 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.


LEASE COMMITMENTS

The Company has noncancelable leases covering office space and equipment expiring on various dates through 2010. Presented below is a schedule of minimum future rentals on noncancelable operating leases, net of subleases, as of December 31, 1996. Various leases contain provisions for lease renewals and escalation of rent based on increases in certain costs incurred by the lessors.

                                   7 World Trade       All Other
Dollars in millions                    Center           Leases
-------------------------------------------------------------------------------
       1997                            $ 42              $ 29
       1998                              42                26
       1999                              42                20
       2000                              42                11
       2001                              46                 9
       Thereafter                       425                36
-------------------------------------------------------------------------------
       Minimum future rentals          $639              $131
===============================================================================

Minimum future rentals include $22 million related to space the Company has vacated or intends to vacate. The Company has provided reserves based on these amounts. Rent expense under operating leases from continuing operations totaled $77 million, $86 million and $73 million for the years ended December 31, 1996, 1995 and 1994, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          NOTE 17:  LEGAL PROCEEDINGS

The Company is a defendant in lawsuits incidental to its securities and commodities businesses and, as a result of such activities is subject to ongoing legal risk. In connection with its discontinued commodities processing operations, the Company and certain of its subsidiaries are subject to claims asserted by the U.S. Environmental Protection Agency, certain state agencies and private parties in connection with environmental matters. Management of the Company, after consultation with outside legal counsel, believes that the ultimate resolution of legal proceedings and environmental matters (net of applicable reserves) will not have a material adverse effect on the Company's financial condition; however, such resolution could have a material adverse impact on operating results in future periods depending in part on the results for such periods.

   NOTE 18:  FINANCIAL AND COMMODITIES-RELATED INSTRUMENTS AND RELATED RISKS

The Company and its subsidiaries enter into a variety of contractual commitments, such as swaps, swap options, cap and floor agreements, futures contracts, forward currency contracts, forward purchase and sale agreements, option contracts and warrants. These transactions generally require future settlement, and are either executed on an exchange or traded as OTC instruments. Contractual commitments have widely varying terms, and durations that range from a few days to a number of years depending on the instrument.

Interest rate swaps are OTC instruments where two counterparties agree to exchange periodic interest payment streams calculated on a predetermined notional principal amount. The most common interest rate swaps involve one party paying a fixed interest rate and the other party paying a variable rate. Other types of swaps include basis swaps, cross-currency swaps, equity swaps and commodity swaps. Basis swaps consist of both parties paying variable interest streams based on different reference rates. Cross-currency swaps involve the exchange of coupon payments in one currency for coupon payments in another currency. An equity swap is an agreement to exchange cash flows on a notional amount based on changes in the values of a referenced index, such as the Standard & Poor's 500 Index. Commodity swaps involve the exchange of a fixed price of a commodity for a floating price, which is usually the prevailing spot price, throughout the swap term. The most common commodity swaps are petroleum-based; other types are based on metals or soft commodities.

Caps are contractual commitments which require the writer to pay the purchaser an excess amount, if the reference rate exceeds a contractual rate at specified times during the contract. Likewise, a floor is a contractual commitment that requires the writer to pay an excess amount, if any, of a contractual rate over a reference rate at specified times over the life of the contract. Swap options are OTC contracts that entitle the holder to either enter into an interest rate swap at a future date or to cancel an existing swap at a future date.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a commodity or financial instrument at a specified future date and price (or, with respect to futures contracts on indices, the net cash amount). Maintaining a futures contract will typically require the Company to deposit with the futures exchange (or other financial intermediary), as security for its obligations, an amount of cash or other specified asset ("initial margin") that typically ranges from 1% to 10% of the face amount of the contract (but may be higher in some circumstances). Additional cash or assets ("variation margin") may be required to be deposited daily as the mark-to-market value of the futures contract fluctuates. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date, or by entering into an offsetting futures contract with the futures exchange prior to the settlement date. Forward contracts are OTC contractual commitments to purchase or sell a specified amount of financial instruments, foreign currency, or commodities at a future date at a predetermined price. The notional amount for forward securities contracts represents the amount of cash that will be paid or received by the counterparties when the contract settles. Upon settlement, the security is recorded on the Statement of Financial Condition as either long or short inventory.

Option contracts are contractual agreements which give the purchaser the right, but not the obligation, to purchase or sell a financial instrument, commodity, or currency at a predetermined price. In return for this right, the purchaser pays a premium to the seller (or writer) of the option. Option contracts also exist for various indices and are similar to options on a security or other instruments except that, rather than settling by physical delivery of the underlying instrument, they are settled in cash. Options on futures contracts give the purchaser the right, in return for the premium paid, to assume a position in a futures contract. The Company is obligated to post margin for options on futures. Option contracts may be either exchange-traded or OTC. Exchange-traded options issued by certain regulated intermediaries, such as the Options Clearing Corporation, are the obligations of the issuing intermediary. In contrast to such options, which generally have standardized terms and performance mechanics, all of the terms of an OTC option, including the method of settlement, term, exercise price, premium, guarantees and security, are determined by negotiation of the parties, and there is no intermediary between the parties to assume the risks of non-performance. The Company issues warrants that entitle holders to cash settlements on exercise based upon movements in market prices of specific financial instruments, foreign exchange rates, equity indices and certain commodities. Warrants have characteristics similar to those of options whereby the buyer has the right, but not the obligation, to purchase a certain instrument at a specific future date and price.

The Company also sells various financial instruments and commodities which have not been purchased ("short sales"). The Company borrows these securities, or receives the securities or collateral in conjunction with short-term financing agreements, in order to sell them short and, at a later date, must deliver (i.e., replace) like or substantially the same financial instruments or commodities to the parties from which they were originally received. The Company is exposed to market risk for short sales. If the market value of an instrument sold short increases, the Company's obligation, reflected as a liability, would increase and revenues from principal transactions would be reduced.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The way in which the Company accounts for and presents contractual commitments in its financial statements depends on both the type and purpose of the contractual commitment held or issued. As discussed in the Summary of Accounting Policies, the Company records all contractual commitments used for trading purposes, including those used to hedge trading positions, at market or fair value. Consequently, changes in the amounts recorded in the Company's Consolidated Statement of Financial Condition resulting from movements in market or fair value are included in "Principal transactions" in the period in which they occur. The accounting and reporting treatment of contractual commitments used for non-trading purposes varies, depending on the nature of exposure being hedged (see Summary of Accounting Policies). Contractual commitments and short sales may expose the Company to both market risk and credit risk in excess of amounts recorded on the Consolidated Statement of Financial Condition. These off-balance-sheet risks are discussed in more detail below.


MARKET RISK

Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular instrument or commodity. All financial and commodities-related instruments, including derivatives and short sales, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates, as well as market volatility and illiquidity. For instruments such as options and warrants, the time period during which the options or warrants may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or exercise price also affect the level of market risk. In addition, the activities of Phibro subject the Company to the market risk of commodities. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by setting risk limits and monitoring the effectiveness of its hedging policies and strategies.

SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, require the disclosure of the notional amounts of derivative financial instruments, distinguishing between those used for trading purposes and those used for purposes other than trading. Notional amounts and additional detail of the market or fair values of financial options and contractual commitments recorded on the Consolidated Statement of Financial Condition at December 31, 1996 and 1995 are set forth in the Consolidated Summary of Options and Contractual Commitments that immediately follows the Consolidated Statement of Financial Condition. The determination of notional amounts does not consider any of the market risk factors discussed above. Notional amounts are indicative only of the volume of activity and are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instrument. Market risk is also influenced by the relationship among the various off-balance-sheet categories as well as the relationship between off-balance-sheet items and items recorded in the Company's Consolidated Statement of Financial Condition. For all of these reasons, the interpretation of notional amounts as a measure of market risk could be materially misleading.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The annual average balances of the Company's options and contractual commitments, based on month-end balances are as follows:

                                                1996                1995
                                         ------------------- -------------------
                                         Average   Average   Average   Average
Dollars in billions                       Assets Liabilities  Assets Liabilities
--------------------------------------------------------------------------------
Swaps, swap options, caps and floors       $3.5      $5.4      $4.0      $6.5
Index and equity contracts and options      1.3       1.1       1.2        .8
Foreign exchange contracts and options       .7        .8        .9       1.0
Other                                        .5        .6        .5        .6
--------------------------------------------------------------------------------
Total financial options and contractual
      commitments                          $6.0      $7.9      $6.6      $8.9
--------------------------------------------------------------------------------
Commodities-related instruments            $ .4      $ .3      $ .5      $ .5
================================================================================


CREDIT RISK

Salomon Brothers regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. Phibro regularly transacts business with independent and government-owned oil producers, a wide variety of end users, trading companies and financial institutions. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Master netting agreements enable the Company to net certain assets and liabilities by counterparty. The Company also nets across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. The Company may require counterparties to pledge additional collateral when deemed necessary.

Salomon Brothers enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. Salomon Brothers generally controls access to the collateral pledged by the counterparties, which consists largely of securities issued by the G-7 governments or their agencies that may be liquidated in the event of counterparty default.


CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of issuers or counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis. The Company's largest single concentration of credit risk is with securities issued by the U.S. government and its agencies which totaled $45.1 billion at both December 31, 1996 and 1995. With the addition of U.S. government and U.S. government agency securities pledged as collateral by counterparties in connection with collateral-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ized financing activity, the Company's total holdings of U.S. government securities were $80.3 billion or 39% of the Company's total assets at December 31, 1996 and $79.8 billion or 41% of total assets at December 31, 1995. Similarly, concentrations with non-U.S. governments totaled $75.1 billion at December 31, 1996 and $67.5 billion at December 31, 1995. These consist predominantly of securities issued by the governments of major industrial nations.

Remaining concentrations arise principally from contractual commitments with counterparties in financial or commodities-related transactions involving future settlement and fixed income securities owned. Excluding governments, no concentration with a single counterparty exceeded 1% of total assets at December 31, 1996 or 1995. North America and Europe represent the largest geographic concentrations. Among industries, other major derivatives dealers represent the largest group of counterparties. Salomon Inc has a three-year credit support agreement with Genesis Energy, L.P., pursuant to which it provides Genesis with working capital support of up to $550 million through June 30, 1997, $500 million for the remainder of 1997, $400 million in 1998 and $300 million until December 31, 1999.


                        NOTE 19:  FAIR VALUE INFORMATION

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires the disclosure of the fair value of all financial instruments. The following information is presented to help users gain an understanding of the relationship between the amounts reported in the Company's financial statements and the related market or fair values. Specific accounting policies are discussed in the Summary of Accounting Policies.

At December 31, 1996, $193 billion or 99% of the Company's total assets and $180 billion or 95% of the Company's total liabilities were carried at either market or fair values or at amounts which approximate such values. At December 31, 1995, $185 billion or 98% of the Company's total assets and $174 billion or 95% of the Company's total liabilities were carried at market value or fair value or at amounts that approximate such values. Financial instruments recorded at market or fair value include cash and interest bearing equivalents, financial instruments used for trading purposes, including financial options and contractual commitments, and commodities and related instruments used for trading purposes, including options and contractual commitments.

Financial instruments recorded at contractual amounts that approximate market or fair value include collateralized short-term financing agreements, receivables, short-term borrowings, payables, and variable rate term debt. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

The following table reflects financial instruments which are recorded at contractual or historical amounts that do not necessarily approximate market or fair value. Such instruments include U.S. dollar denominated CMOs and the assets securing U.S. dollar denominated CMOs, the Company's fixed rate term debt, as well as the fair value of derivative instruments which are used for non-trading, or end user, purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               1996                                   1995
                                                     Assets          Liabilities             Assets          Liabilities
                                              -------------------------------------   -------------------------------------
Dollars in billions                           Carrying     Fair   Carrying     Fair   Carrying     Fair   Carrying     Fair
December 31,                                    Value     Value     Value     Value     Value     Value     Value     Value
---------------------------------------------------------------------------------------------------------------------------
Financial instruments recorded at
     contractual amounts or historical
     amounts that do not necessarily
     approximate market or fair value:
     Assets securing U.S. dollar
        denominated CMOs (fixed rate)          $ .4       $ .5                          $ .6       $ .8
     U.S. dollar denominated CMOs
        (fixed rate)                                                $ .4       $ .4                         $ .6       $ .7
     Fixed rate term debt                                            9.4        9.6                          8.7        9.1
Derivatives used for non-trading purposes      $ --       $ .5      $ --       $ .2     $ --       $ .7     $ --       $ .2
===========================================================================================================================

The fair value of fixed rate term debt has been estimated by using a discounted cash flow analysis. The Company's U.S. dollar denominated fixed rate CMOs and assets securing U.S. dollar denominated fixed rate CMOs are carried at their contractual amounts. At December 31, 1996 and 1995, prevailing interest rates and prepayments resulted in the fair value of the liabilities associated with such CMOs exceeding their carrying amount. The fair value of assets securing the dollar denominated CMOs also exceeded their carrying value at December 31, 1996 and 1995. CMOs and the assets which secure them should not be viewed independently. Taken together, the fair value of the Company's dollar denominated CMOs and the assets securing them is the present value of the difference between future cash inflows from the CMO collateral and cash outflows to service the CMOs. This difference was nominal at December 31, 1996 and 1995.